UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 19, 2014 (February 17, 2014)

Date of Report (date of earliest event reported)

MONTAGE TECHNOLOGY GROUP LIMITED

(Exact name of registrant as specified in its charter)

Cayman	001-36064	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

Room A1601, Technology Building, 900 Yi Shan Road

Xuhui District, Shanghai, 200233

People’s Republic of China

(Address of registrant’s principal executive offices, including zip code)

Tel: (86 21) 6128-5678

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

On February 17, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Montage Technology Group, Limited (the “Company”) approved the Company’s executive officers’ cash compensation arrangements for 2014 as described below.

The annual base salary of Dr. Howard Yang, the Company’s Chief Executive Officer, will be $250,000. Dr. Yang will be eligible to earn a cash bonus award with a target amount of $100,000, based upon achievement of specified objectives including financial performance targets and operational goals.

The annual base salary of Mr. Stephen Tai, the Company’s President, will be $250,000. Mr. Tai will be eligible to earn a cash bonus award with a target amount of $100,000, based upon achievement of specified objectives including financial performance targets and operational goals.

The annual base salary of Mr. Mark Voll, the Company’s Chief Financial Officer, will be $300,000. Mr. Voll will be eligible to earn a cash bonus award with a target amount up to $150,000, based upon achievement of specified objectives including financial performance targets. The Committee also approved a cash bonus award for Mr. Voll of $187,500, which represents his aggregate bonuses for 2012 and 2013 based upon a plan previously established by the Company.

The Committee also approved and authorized the Company to enter into a change in control agreement with Mr. Voll, which will provide for the payment of 12 months of his base salary and two years’ accelerated vesting of his outstanding and unvested options and restricted shares if he is terminated without cause (to be defined in the agreement) or as a result of constructive termination (to be defined in the agreement) within 12 months following a change in control of the Company, subject to his providing a release of claims in favor of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 19, 2014

Montage Technology Group Limited

/s/ Mark Voll
Mark Voll
Chief Financial Officer